Exhibit 16.1

 April 22, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 16, 2013, to be filed by our former client, Ultralife Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,